Exhibit 99.1

ITEM 9.01 (a) - AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

Independent Auditor’s Report

To the Board of Directors and

Shareholders of ATRM Holdings, Inc.

We have audited the accompanying combined and consolidated financial statements of KBS Building Systems, Inc. (a Maine corporation) and Affiliates, which comprise the combined and consolidated balance sheets as of March 29, 2014 and March 30, 2013 and the related combined and consolidated statements of operations, changes in shareholder’s equity and cash flows for the years then ended, and the related notes to the combined and consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined and consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined and consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined and consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of KBS Building Systems, Inc. and Affiliates as of March 29, 2014 and March 30, 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BOULAY PLLP

Minneapolis, Minnesota
February 6, 2015

KBS BUILDING SYSTEMS, INC. AND AFFILIATES

COMBINED AND CONSOLIDATED BALANCE SHEETS

ASSETS
	March 29, 2014	March 30, 2013
Current assets:
Cash	$213,731	$358,975
Accounts receivable, net of allowance for doubtful accounts	4,268,394	4,568,206
Costs and estimated profit in excess of billings	363,976	148,994
Inventories ($207,253 and $188,482 during 2014 and 2013 related to All-Set, LLC and generally not available to KBS)	1,999,842	2,920,320
Due from related parties	91,164	70,324
Deferred income taxes	3,392,000	184,000
Other current assets	91,193	224,315
Total current assets	10,420,300	8,475,134

Property, plant, and equipment:
Land	2,636,784	2,636,784
Buildings and improvements	3,804,836	3,804,836
Equipment ($1,101,892 and $983,242 during 2014 and 2013 related to Maine Modular Haulers, LLC and generally not available to KBS)	3,691,592	3,493,967
	10,133,212	9,935,587
Less accumulated depreciation and amortization ($885,650 and $799,825 during 2014 and 2013 related to Maine Modular Haulers, LLC and generally not available to KBS)	(4,287,885)	(3,977,040)
Property and equipment, net	5,845,327	5,958,547

Deferred income taxes	-	1,210,000

Total assets	$16,265,627	$15,643,681

KBS BUILDING SYSTEMS, INC. AND AFFILIATES

COMBINED AND CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Note payable to bank	$900,000	$—
Current portion of long-term debt	47,416	67,091
Due to related parties	5,863,511	5,282,836
Trade accounts payable	6,283,384	3,966,461
Billings in excess of costs and estimated profit	394,699	164,807
Other accrued liabilities	1,062,166	975,114
Total current liabilities	14,551,176	10,456,309

Long-term debt, less current portion	74,563	70,835
Deferred income taxes	4,000	-
Commitments and contingencies

Shareholder’s equity:
Common stock, no par value; 2,000 shares authorized; 100 shares issued and outstanding	1,000	1,000
Additional paid-in capital	3,094,806	3,094,806
Accumulated deficit	(5,658,776)	(2,465,216)
Equity attributable to Paris Holdings, LLC	6,377,298	6,269,580
Total equity attributable to KBS Building Systems, Inc, and Paris Holdings, LLC	3,814,328	6,900,173

Noncontrolling interest – Maine Modular Haulers, LLC and All-Set, LLC	(2,178,440)	(1,783,633)
Total shareholder’s equity	1,635,888	5,116,537
Total liabilities and shareholder’s equity	$16,265,627	$15,643,681

The accompanying notes are an integral part of the combined and consolidated financial statements.

KBS BUILDING SYSTEMS, INC. AND AFFILIATES

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended
	March 29, 2014	March 30, 2013

Net sales	$37,220,048	$33,984,238
Costs and expenses:
Cost of sales	39,098,349	34,397,929
Selling, general and administrative expenses	3,471,882	2,967,935
Total costs and expenses	42,570,231	37,365,864

Operating loss	(5,350,183)	(3,381,626)
Interest expense	(153,450)	(182,673)
Loss before income taxes	(5,503,633)	(3,564,299)
Income tax benefit	1,994,984	975,225
Net loss	(3,508,649)	(2,589,074)
Less net loss attributable to noncontrolling interests – Maine Modular Haulers, LLC, All-Set, LLC	(394,807)	(1,022,833)
Net loss attributable to KBS Building Systems, Inc. and Paris Holdings, LLC	$(3,113,842)	$(1,566,241)

The accompanying notes are an integral part of the combined and consolidated financial statements.

KBS BUILDING SYSTEMS, INC. AND AFFILIATES

COMBINED AND CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDER’S EQUITY

	Common Stock		Additional Paid-in	Accumulated	KBS Building Systems, Inc.	Equity of Paris Holdings, LLC (Combined	Noncontrolling Interest – Maine Moduler Haulers LLC and All-Set	Total Shareholder’s
	Shares	Amount	Capital	Deficit	Total	Entity)	LLC	Equity
Balance, March 31, 2012	100	$1,000	$592,751	$(832,945)	$(239,194)	$6,280,550	$(760,800)	$5,280,556
Conversion of shareholder note payable and accrued interest to capital contribution	—	—	2,502,055	—	2,502,055	—	—	2,502,055
Distributions to shareholder	—	—	—	—	—	(77,000)	—	(77,000)
Net income (loss)	—	—	—	(1,632,271)	(1,632,271)	66,030	(1,022,833)	(2,589,074)
Balance, March 30, 2013	100	1,000	3,094,806	(2,465,216)	630,590	6,269,580	(1,783,633)	5,116,537
Capital contribution by shareholder	—	—	—	—	—	28,000	—	28,000
Net income (loss)	—	—	—	(3,193,560)	(3,193,560)	79,718	(394,807)	(3,508,649)
Balance, March 29, 2014	100	$1,000	$3,094,806	$(5,658,776)	$(2,562,970)	$6,377,298	$(2,178,440)	$1,635,888

The accompanying notes are an integral part of the combined and consolidated financial statements.

KBS BUILDING SYSTEMS, INC. AND AFFILIATES

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net loss	$(3,508,649)	$(2,589,074)
Adjustments to reconcile net loss to net cash generated by (used in) operating activities:
Depreciation expense	310,845	327,490
Provision for bad debts and notes receivable	978,619	153,683
Deferred income taxes	(1,994,000)	(972,000)
Changes in operating assets and liabilities:
Accounts receivable	(555,831)	979,481
Costs and estimated profit in excess of billings	(214,982)	1,342,316
Inventories	920,478	(908,846)
Due from related parties	1,666	(1,478)
Other current assets	10,146	8,003
Due to related parties	8,236	—
Trade accounts payable	2,316,923	2,469,584
Billings in excess of costs and estimated profit	229,892	(134,782)
Other accrued liabilities	87,052	(237,037)
Net cash generated by (used in) operating activities	(1,409,605)	437,340

Cash flows from investing activities:
Purchase of property, plant, and equipment	(197,625)	(127,958)
Collections of notes receivable	-	200,000
Advances on notes receivable	(22,506)	(28,580)
Net cash from (used in) investing activities	(220,131)	43,462

Cash flows from financing activities:
Proceeds from issuance of debt	956,438	—
Principal payments on long-term debt	(72,385)	(1,025,894)
Capital contribution from shareholder	28,000	—
Principal payments on shareholder debt	(177,561)	(149,325)
Proceeds from issuance of shareholder debt	750,000	—
Distributions to shareholder	—	(77,000)
Net cash generated (used by) financing activities	1,484,492	(1,252,219)

Net decrease in cash	(145,244)	(771,417)

Cash at beginning of period	358,975	1,130,392

Cash at end of period	$213,731	$358,975

Supplemental disclosure of non-cash investing and financing activities:
Property, plant, and equipment in accounts payable	$—	$39,640

Supplemental cash flow information:
Note payable to shareholder converted to capital contribution	$—	$2,502,055
Cash paid for interest expense	157,151	160,524
Cash paid for income taxes	1,873	1,515

The accompanying notes are an integral part of the combined and consolidated financial statements.

KBS BUILDING SYSTEMS, INC. AND AFFILIATES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

The combined and consolidated financial statements include the accounts of KBS Building Systems, Inc. (a Maine Corporation) (“KBS”), and its affiliates Maine Modular Haulers, LLC (“MMH”), All-Set, LLC (“All-Set”) and Paris Holdings, LLC (“Paris”), all of which are 100%-owned by a single individual (“Shareholder”). Following variable interest entity consolidation accounting guidance, MMH and All-Set are required to be consolidated in the financial statements of KBS. Management has elected to include the affiliate entity, Paris, in the financial statements.

KBS manufactures modular housing units for commercial and residential applications. MMH provides transportation and delivery services of modular units. All-Set is a retail seller of modular residential homes. Paris owns and leases real property to KBS. References in the Notes to Combined and consolidated Financial Statements to “the company,” “we” or “our,” unless the context otherwise requires, refer to KBS Building Systems, Inc. and the entities named above. All inter-entity accounts and transactions have been eliminated in the combination and consolidation. Company operations are conducted in two facilities located in South Paris and Waterford, Maine.

On April 2, 2014, KBS and its affiliates were acquired by ATRM Holdings, Inc. See Note 17 for a discussion of this transaction.

2.	SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year: KBS operates on a 52/53 week fiscal year which ends on the Saturday nearest to March 31. MMH, All-Set and Paris operate on a calendar year. KBS conducts the principal business activities. Accordingly, the combined and consolidated financial statements included herein were prepared to present the financial position of KBS and its affiliates as of March 29, 2014 and March 30, 2013 and the results of operations and cash flows for the fiscal years then ended.

Classified Balance Sheet: The company has adopted the classified combined and consolidated balance sheet format. Although certain contracts may extend beyond one year and may have realization and liquidation periods that extend beyond one year, the current assets and liabilities have realization and liquidation periods within one year.

Use of Estimates: The preparation of the combined and consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Significant estimates include those related to revenue recognition (including estimates of costs and profit under the percentage of completion method of accounting), allowance for doubtful accounts, valuation of inventories, the assessment of impairment of long-lived assets, asset lives used in computing depreciation, health insurance expense accruals, warranty expense accruals and income taxes. Such estimates require significant judgment. At the time they are made, such estimates are believed to be reasonable when considered in conjunction with the combined and consolidated financial position and results of operations taken as a whole. However, actual results could differ from those estimates and such differences may be material to the combined and consolidated financial statements.

Fair Value of Financial Instruments: The company’s accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the combined and consolidated financial statements on a recurring or nonrecurring basis adhere to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The company does not have any assets or liabilities measured at fair value on a recurring or nonrecurring basis at March 29, 2014 or March 30, 2013.

The carrying value of accounts receivable, other current assets, trade accounts payable, and other working capital items approximate fair value at March 29, 2014 and March 30, 2013 due to the short maturities of these instruments.

Cash: The company maintains its cash in bank deposit accounts at high credit quality financial institutions. At times, bank balances may exceed the insurance limits of the Federal Deposit Insurance Corporation.

Accounts Receivable and Allowance for Doubtful Accounts: The company’s customers include home builders, general contractors and commercial real estate developers. The company generally grants credit without collateral to qualified customers and retains lien rights if deemed appropriate. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts reflects the company’s best estimate of losses that may result from uncollectable accounts receivable. The allowance is determined based on an analysis of individual accounts and an evaluation of the collectability of accounts receivable in the aggregate based on factors such as the aging of receivable amounts, customer concentrations, historical experience, and current economic trends and conditions. Account balances are charged off against the allowance when it is determined that the receivable will not likely be recovered. Accounts receivable includes amounts billed to customers that are subject to construction contract retainage provisions. See Note 3.

Inventories: Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis.

Customer Rebate Program: The company has a rebate program for certain builders based on sales volume. Rebates are recorded as a reduction of net sales in the combined and consolidated statements of operations. The rebate liability is included in other accrued liabilities in the combined and consolidated balance sheet. Earned rebates amounted to $168,262 and $134,041 in fiscal years 2014 and 2013, respectively.

Property, Plant, and Equipment: Property, plant and equipment are recorded at cost. Depreciation is computed using straight line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives are as follows: buildings and improvements - 39 years; machinery and equipment - 3 to 7 years. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recorded. Depreciation expense amounted to $310,845 and $327,490 in fiscal years 2014 and 2013, respectively. Maintenance and repairs are expensed as incurred and major improvements are capitalized.

Impairment of Long-Lived Assets: The company reviews its long-lived assets for impairment whenever an event or change in circumstances indicates that the carrying value of an asset may not be recoverable. If such an event or change in circumstances occurs and potential impairment is indicated because the carrying values exceed the estimated future undiscounted cash flows, we would measure the impairment loss as the amount by which the carrying value of the asset exceeds its fair value. There were no impairment charges recorded in the fiscal years 2014 or 2013.

Revenue Recognition: Commercial projects, which include multi-unit residential buildings such as apartment buildings, condominiums, townhouses, and dormitories as well as commercial structures such as hospitals and office buildings are manufactured to customer specifications and may take up to several months to complete. Some commercial contracts provide that we perform services at the customer’s site to complete a project, including electrical, plumbing, heating and air conditioning services (“site work”) and some contracts provide that we only manufacture, deliver and set the modular units on the foundation, in which cases the site work is performed by others. Except for a small number of homes we sell directly, contracts for single family homes do not include site work, which is performed by independent builders, and the homes are generally delivered and set on the foundation within a few days after being manufactured.

We recognize revenue for modular units and site work using the percentage of completion method. Percentage of completion is determined using a units-of-production methodology based on modules delivered in accordance with the terms of the contract for the modular units and cost-to-cost method with cost determined based on work completed as approved by the project owner for site work. Sales tax billed to customers is excluded from revenue. Transportation and freight billed to customers is recorded as revenue and the related costs are included in cost of sales. The current asset “Costs and estimated profit in excess of billings” represents revenues recognized in excess of amounts billed and the current liability “Billings in excess of costs and estimated profit” represents billings in excess of revenues recognized.

Application of the cost-to-cost percentage of completion method of accounting requires the use of estimates of costs to be incurred in completing our performance under a contract. The cost estimating process is based on the knowledge and experience of management and involves making significant judgments. Changes in contract performance, change orders, estimated profitability, final contract settlements and other factors may result in changes to estimated and actual costs and profit. The effects of such changes are recognized in the period in which the revisions are determined.

Self-Insurance Costs: The company maintains a self-insurance program for a portion of its employee health care costs. Self-insurance costs are accrued based on actual reported claims plus an estimate of claims incurred but not yet reported. The portion of the accrual related to unreported claims is estimated based on an analysis of historical claims experience and other assumptions. Accruals for such costs could be significantly impacted if future events and claims differ from these assumptions.

Warranty Costs: The company provides a one year limited warranty on the sale of single family homes which covers defects in materials and workmanship. Estimated warranty costs are accrued in the period that the related revenue is recognized.

Income Taxes: Income taxes are provided for the tax effects of transactions reported in the combined and consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of accounts receivable, inventories, property and equipment, and certain accrued liabilities for financial and income tax reporting. Deferred taxes also are recognized for any operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes payable.

Each of MMH, All-Set, and Paris, with the consent of its sole shareholder, has elected under the Internal Revenue Code and comparable state laws, to be taxed as an S corporation. Since shareholders of an S corporation are taxed on their proportionate share of a company’s taxable income, an S corporation is generally not subject to either federal or state income taxes at the corporate level. Therefore, no provision or liability for federal or state income taxes has been included in these combined and consolidated financial statements for these entities.

The income allocable to the shareholder is subject to examination by federal and state taxing authorities. In the event of an examination of the income tax returns, the tax liability of the shareholder could be changed if an adjustment in the income is ultimately determined by the taxing authorities.

KBS follows accounting for income taxes relating to the recognition of income tax benefits and liabilities. The guidance provides a two-step approach to recognizing and measuring tax benefits and liabilities when realization of the tax position is uncertain. The first step is to determine whether the tax positions meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.

The company does not anticipate that the total unrecognized tax benefits will significantly change prior to March 28, 2015.

Certain transactions of the company may be subject to accounting methods for federal income tax purposes which differ significantly from the accounting methods used in preparing the financial statements in accordance with generally accepted accounting principles. Accordingly, the net income or loss of the company reported for federal income tax purposes may differ from net income or loss in these combined and consolidated financial statements.

The company files income tax returns in the U.S. federal jurisdiction and in various states. The company is no longer subject to U.S. federal income tax examinations for years before fiscal year 2011 and, with few exceptions, is no longer subject to state and local income tax examinations by tax authorities for years before fiscal year 2011. KBS’s policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense. The company has no significant accrued interest or penalties related to uncertain tax positions as of March 29, 2014 and March 30, 2013 and such uncertain tax positions as of each date are insignificant.

Subsequent Events: The company has evaluated subsequent events through February 6, 2015, the date at which the combined and consolidated financial statements were available to be issued.

3.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	March 29, 2014	March 30, 2013
Contract billings	$3,952,472	$4,105,241
Retainage	886,922	616,965
	4,839,394	4,722,206
Allowance for doubtful accounts	(571,000)	(154,000)
Total accounts receivable	$4,268,394	$4,568,206

Retainage balances are expected to be collected within the next twelve months.

4.	INVENTORIES

Inventories are comprised of the following:

	March 29, 2014	March 30, 2013
Raw materials	$1,792,589	$2,731,838
Finished goods (display models)	207,253	188,482
Total inventories	$1,999,842	$2,920,320

5.	UNCOMPLETED CONSTRUCTION CONTRACTS

The status of uncompleted construction contracts is as follows:

	March 29, 2014	March 30, 2013
Costs incurred on uncompleted contracts	$4,899,638	$2,068,352
Inventory purchased for specific contracts	1,225,024	2,729,356
Estimated profit	988,215	13,597
	7,112,877	4,811,305
Less billings to date	(7,143,600)	(4,827,118)
Total	$(30,723)	$(15,813)

Included in the following balance sheet captions:
Costs and estimated profit in excess of billings	$363,976	$148,994
Billings in excess of costs and estimated profit	(394,699)	(164,807)
Total	$(30,723)	$(15,813)

6.	ACCOUNTS PAYABLE RETAINAGE

Accounts payable includes retainage amounts due to subcontractors totaling $107,622 and $0 at March 29, 2014 and March 30, 2013, respectively.

7.	OTHER ACCRUED LIABILITIES

Other accrued liabilities are comprised of the following:

	March 29, 2014	March 30, 2013

Accrued sales taxes	$501,289	$213,474
Accrued payroll	205,479	214,922
Accrued health insurance costs	147,540	234,140
Accrued loss on long-term contracts	-	60,931
Accrued warranty costs	46,970	49,753
Other	160,888	201,894
Total other accrued liabilities	$1,062,166	$975,114

The following table summarizes product warranty expense accruals and settlements for the fiscal years ended March 29, 2014 and March 30, 2013:

Year ended	Accrual balance at beginning of year	Accruals for warranties	Settlements made	Accrual balance at end of year
March 29, 2014	$49,753	$108,382	$(111,165)	$46,970
March 30, 2013	48,435	92,552	(91,234)	49,753

8.	RELATED PARTY TRANSACTIONS

Amounts due from related parties include the following:

	March 29, 2014	March 30, 2013
Note receivable from employee (a)	$91,164	$68,658
Other	—	1,666
Total	$91,164	$70,324

(a)	The note has no stated maturity and bears interest of 4.5%. The note was collected in August 2014.

The Shareholder periodically provides funds to the company for working capital and other financing needs, including through informal debt advances and equity transactions. Debt amounts owed to related parties include the following:

	March 29, 2014	March 30, 2013
Due to Shareholder (a)	$750,000	$—
Demand note payable to entity owned by Shareholder (b)	4,510,092	4,655,872
Demand note payable to Shareholder (c)	518,213	549,994
Demand note payable to Shareholder (d)	49,470	49,470
Due to management employee (e)	27,500	27,500
Due to employee	8,236	—
Total	$5,863,511	$5,282,836

(a)	No stated maturity or interest terms.

(b)	The note bears interest at 2.5% and is payable in monthly installments of $21,000 including principal and interest. The note is collateralized by certain assets of the company and is subordinated to the bank line of credit described in Note 9.

(c)	The note is payable on demand, provides for monthly installments of $1,912, bears interest of 4.25% and is subordinated to the note described in (b) above and the bank line of credit described in Note 9.

(d)	No stated maturity or interest terms.

(e)	No stated maturity or terms. The note was repaid in October 2014.

Equity transactions with the Shareholder are summarized below:

Fiscal year ended March 29, 2014:

●	Shareholder contributed capital of $28,000 to Paris, which amount was credited to Additional Paid-in Capital.

Fiscal year ended March 30, 2013:

●	Shareholder converted $2,502,055 of subordinated debt and accrued interest to equity which amount was credited to Additional Paid-in Capital for KBS.

●	Shareholder received distributions totaling $77,000 from the company.

During fiscal years 2014 and 2013, the company sold modular housing units to a commercial real estate development company owned by the Shareholder. Sales to this related party, which were executed at below-market prices, amounted to approximately $2,618,000 and $6,562,000 in the fiscal years ended March 29, 2014 and March 30, 2013, respectively.

9.	NOTE PAYABLE TO BANK

The company has a revolving credit line agreement with a bank that provides for borrowings up to $1.0 million and bears interest at the prime rate (3.25 % at March 29, 2014 and March 30, 2013). Borrowings under the agreement amounted to $900,000 at March 29, 2014 and $0 at March 30, 2013. The agreement is collateralized by substantially all of the company’s assets, is personally guaranteed by the Shareholder and provides for certain financial covenants. As of March 29, 2014, the company was not in compliance with certain covenants within the credit line agreement.

10.	LONG-TERM DEBT

Long-term debt includes the following:

	March 29, 2014	March 30, 2013
Note payable – financing company, bearing interest of 9.50%, payable in monthly installments of $1,185, collateralized by a security interest in certain equipment, final maturity March 2018	$51,144	$—
Note payable – financing company, bearing interest of 6.75%, payable in monthly installments of $833, collateralized by a security interest in a vehicle, final maturity December 2015	18,579	26,525
Note payable – financing company, bearing interest of 6.59%, payable in monthly installments of $646, collateralized by a security interest in a vehicle, final maturity August 2016	17,834	23,644
Note payable – financing company, bearing interest of 6.59%, payable in monthly installments of $646, collateralized by a security interest in a vehicle, final maturity August 2016	17,834	23,644
Note payable – financing company, bearing interest of 4.99%, payable in monthly installments of $1,239, collateralized by a security interest in certain equipment, final maturity June 2015	16,588	31,579
Note payable bearing interest of 5.0%, payable in monthly installments of $3,774, collateralized by a security interest in certain equipment, final maturity December 2013	—	32,534
Total long-term debt	121,979	137,926
Current portion	(47,416)	(67,091)
Noncurrent portion	$74,563	$70,835

As of March 29, 2014, long-term debt matures as follows:

Year Ended	Amount

March 28, 2015	$47,416
April 2, 2016	36,468
April 1, 2017	19,312
March 31, 2018	12,995
March 30, 2019	5,788
Total	$121,979

11.	OPERATING LEASES

Rent expense under operating leases is summarized in the table below:

	Year ended
	March 29, 2014	March 30, 2013

Land rent (a)	$202,175	$175,000
Other	21,208	13,147
Total costs and expenses	$223,383	$188,147

(a)	During the fiscal years ended March 29, 2014 and March 30, 2013, the company rented certain land that was used for temporary storage of modular units. The rents were paid pursuant to an informal arrangement that was discontinued in April 2014. Rent expense is included in selling, general and administrative expenses in the combined and consolidated statements of operations.

12.	EMPLOYEE SAVINGS 401(k) PLAN

The company maintains a 401(k) employee savings plan. Eligible employees may elect to contribute amounts up to the federal limit. The company did not contribute to the plan in fiscal years 2014 or 2013.

13.	INCOME TAXES

The income tax benefit consists of the following components:

	March 29, 2014	March 30, 2013
Current	$984	$3,225
Deferred	325,000	56,000
Tax benefit of net operating loss	1,669,000	916,000
Total tax benefit	$1,994,984	$975,225

Deferred tax assets (liabilities) consist of the following components:

	March 29, 2014	March 30, 2013
Accrued vacation	$5,000	$69,000
Accrued warranty	19,000	20,000
Accrued loss on long-term contracts	-	25,000
Accounts receivable reserve	520,000	132,000
Net operating loss carryforwards	2,899,000	1,230,000
Accrued health insurance	20,000	20,000
Deferred tax assets	$3,463,000	$1,496,000

Inventory	$(72,000)	$(39,000)
Property and equipment	(3,000)	(19,000)
Installment sale interest	—	(44,000)
Deferred tax liabilities	$(75,000)	$(102,000)

Net deferred tax assets	$3,388,000	$1,394,000

Deferred income taxes are presented in the combined and consolidated balance sheets under the following captions:

	March 29, 2014	March 30, 2013
Current	$3,392,000	$184,000
Long-term	(4,000)	1,210,000
Net deferred tax assets (liabilities)	$3,388,000	$1,394,000

At March 29, 2014 and 2013, KBS had federal net operating loss carryforwards of $7,635,190 and $3,261,527, respectively and state operating loss carryforwards of $4,468,554 and $1,717,970 at March 29, 2014 and March 30, 2013. The loss carryforwards will expire from 2026 to 2034 if not used.

14.	SIGNIFICANT CUSTOMER AND CONCENTRATION OF CREDIT RISK DATA

Sales to customers comprising more than 10% of total net sales and corresponding accounts receivable concentration information for such customers is summarized below:

	Percent of total net sales for year ended		Percent of total accounts receivable as of:
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Customer A	11%	*	27%	*
Customer B	22%	*	*	*
Customer C	*	20%	*	*
Customer D	*	10%	*	*
Customer E	*	*	14%	*
Customer F	*	*	15%	*
Customer G	*	*	*	44%

* Percent was less than 10% of the total.

15.	BACKLOG

Backlog, representing the amount of revenue the company expects to realize from work to be performed on uncompleted contracts in progress at March 29, 2014 and from contractual agreements on which work has not yet begun is summarized below:

Contract revenues on uncompleted contracts at March 29, 2014	$9,026,510
Contract revenues on new contracts	15,532,278
Total backlog at March 29, 2014	$24,558,788

16.	CONSOLIDATED VARIABLE INTEREST ENTITIES

Under generally accepted accounting principles, an entity is required to consolidate a variable interest entity (VIE) in which it holds a variable interest and is the primary beneficiary of the entity. In general, a VIE is a legal entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. An entity is the primary beneficiary of a VIE, which is the party that would be required to consolidate the VIE, if it has (1) the power to direct the activities that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If it is a related party group that holds these characteristics rather than a single party, then it is the party within the related party group that is most closely associated with the VIE that is the primary beneficiary.

In determining whether it is the primary beneficiary of a variable interest entity, KBS considers qualitative and quantitative factors and judgments, including which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of KBS’s interests in and other involvements with the VIE; the obligation and likelihood for KBS or other investors to provide financial support to the VIE; and the similarity with and significance of the business activities of the VIE to KBS and other parties or investors involved. MMH and All-Set have been determined to be variable interest entities and KBS has been determined to be the primary beneficiary of MMH and All-Set primarily due to KBS’s ability to influence the operations of both MMH and All-Set.

Due to the determination that MMH and All-Set are VIE’s, they have been consolidated into the combined and consolidated financial statements under generally accepted accounting principles, which requires the equity of MMH and All-Set to be presented as noncontrolling interests. KBS evaluated their relationship with Paris, and determined Paris was not a VIE. Due to Paris being included in the transaction described in Note 17, the assets, liabilities, and operations of Paris have been combined in the combined and consolidated financial statements.

The condensed balance sheets of MMH as of March 29, 2014 and March 30, 2013 are as follows:

	March 29, 2014	March 30, 2013
Total assets	$223,902	$193,851
Total liabilities (includes $1,886,862 and $1,241,663 due to KBS, All-Set, and Paris at March 29, 2014 and March 30, 2013, respectively)	2,028,114	1,399,173
Total deficit	$(1,804,212)	$(1,205,322)

The condensed balance sheets of All-Set as of March 29, 2014 and March 30, 2013 are as follows:

	March 29, 2014	March 30, 2013
Total assets	$589,548	$497,386
Total liabilities (includes $867,511 and $971,216 due to KBS and MMH March 29, 2014 and March 30, 2013, respectively)	963,776	1,075,697
Total deficit	$(374,228)	$(578,311)

17.	SUBSEQUENT EVENT

On April 2, 2014, the company and the Shareholder entered into an Asset Purchase Agreement with ATRM Holdings, Inc. (“ATRM”) and KBS Builders, Inc., a wholly-owned subsidiary of ATRM (“KBS Builders”), pursuant to which KBS Builders purchased substantially all of the company’s assets and assumed most of its liabilities related to its business of manufacturing, selling, and distributing modular housing units. Consideration received for the sale included $5.0 million in cash and an unsecured promissory note payable to the company by KBS Builders in the principal amount of $5.5 million, bearing interest at 4.0% per annum. In addition, KBS Builders assumed and paid approximately $1.4 million of the company’s debt and assumed certain other liabilities of the company related to the purchased assets.